UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Oaktree Specialty Lending Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Oaktree Specialty Lending Corporation

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Dear Stockholders:

You are cordially invited to attend the 2023 Special Meeting of Stockholders (the “Special Meeting”) of Oaktree Specialty Lending Corporation (the “Company”) to be held virtually on March 17, 2023, at 10:00 a.m., Pacific Time (1:00 p.m., Eastern Time) at the following website: www.virtualshareholdermeeting.com/ocsl2023sm. Stockholders of record at the close of business on January 19, 2023 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Details of the business to be conducted at the Special Meeting are given in the accompanying Notice of Virtual Special Meeting and proxy statement. The proxy statement is first being sent to the Company’s stockholders on or about February 6, 2023. Your vote is very important to us.

The Board of Directors, including all of the independent directors, recommends that you vote “FOR” the proposal described in the accompanying proxy statement.

It is important that your shares be represented at the Special Meeting. Please follow the instructions on the enclosed proxy card and vote via the Internet, by telephone or by signing, dating and returning the enclosed proxy card. We encourage you to vote via the Internet as it saves us significant time and processing costs. Voting by proxy does not deprive you of your right to participate in the Special Meeting.

No matter how many or few shares in the Company you own, your vote and participation are very important to us.

Sincerely,

/s/ Armen Panossian
Armen Panossian
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on March 17, 2023.

The accompanying proxy statement is also available at https://www.oaktreespecialtylending.com.

OAKTREE SPECIALTY LENDING CORPORATION

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

NOTICE OF VIRTUAL 2023 SPECIAL MEETING OF STOCKHOLDERS

Online Meeting Only – No Physical Meeting Location

www.virtualshareholdermeeting.com/ocsl2023sm

March 17, 2023, 10:00 a.m., Pacific Time (1:00 p.m., Eastern Time)

Dear Stockholders:

The 2023 Special Meeting of Stockholders (the “Special Meeting”) of Oaktree Specialty Lending Corporation, a Delaware corporation (the “Company”), will be conducted online on March 17, 2023, at 10:00 a.m., Pacific Time (1:00 p.m., Eastern Time), at the following website: www.virtualshareholdermeeting.com/ocsl2023sm.

At the Special Meeting, the Company’s stockholders will consider and vote on a proposal to authorize the Company, with the approval of the Board of Directors, to sell or otherwise issue shares of its common stock at a price below its then current net asset value per share, provided that the number of shares issued does not exceed 25% of its then outstanding common stock.

THE BOARD OF DIRECTORS, INCLUDING ALL OF THE INDEPENDENT DIRECTORS, RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

You have the right to receive notice of, and to vote at, the Special Meeting if you were a stockholder of record at the close of business on January 19, 2023. A proxy statement is attached to this Notice that describes the matter to be voted upon at the Special Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy card will instruct you as to how you may vote your proxy via the Internet, by telephone or by signing, dating and returning the enclosed proxy card.

Whether or not you plan to participate in the Special Meeting, we encourage you to vote your shares by following the instructions on the enclosed proxy card. Please note, however, that if you wish to vote during the Special Meeting and your shares are held of record by a broker, bank, trustee or nominee, you must obtain a “legal” proxy issued in your name from that record holder.

We are not aware of any other business that may properly be brought before the Special Meeting.

Thank you for your continued support of the Company.

By order of the Board of Directors,

/s/ John B. Frank
John B. Frank
Chairman

Los Angeles, CA

February 6, 2023

To ensure proper representation at the Special Meeting, please follow the instructions on the enclosed proxy card to vote your shares via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card. Even if you vote your shares prior to the Special Meeting, you still may participate in the Special Meeting.

Page

PROXY STATEMENT	2
General	2
Special Meeting Information	2
Availability of Proxy and Special Meeting Materials	2
Purpose of Special Meeting	2
Voting Information	2
General	2
Voting Securities	3
Quorum Required	3
Submitting Voting Instructions for Shares Held Through a Broker, Bank, Trustee or Nominee	3
Discretionary Voting	3
Authorizing a Proxy for Shares Held in Your Name	3
Receipt of Multiple Proxy Cards	4
Revoking Your Proxy	4
Votes Required	4
Information Regarding This Solicitation	4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
THE PROPOSAL — AUTHORIZATION OF THE COMPANY TO SELL OR OTHERWISE ISSUE SHARES OF ITS COMMON STOCK AT A PRICE BELOW ITS THEN CURRENT NET ASSET VALUE PER SHARE SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROPOSAL	7
FINANCIAL STATEMENTS AVAILABLE	16
OTHER MATTERS	16
Stockholder Proposals	16
Other Business	16
Delivery of Proxy Materials	17
Additional Information	17
Available Information	17

Oaktree Specialty Lending Corporation

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

PROXY STATEMENT

Virtual 2023 Special Meeting of Stockholders

General

We are furnishing you this proxy statement in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Oaktree Specialty Lending Corporation (the “Company,” “we,” “us,” or “our”) for use at the Company’s 2023 Special Meeting of Stockholders (the “Special Meeting”).

This proxy statement is first being mailed to the Company’s stockholders on or about February 6, 2023. This proxy statement summarizes the information regarding the matter to be voted upon at the Special Meeting. We encourage you to vote your shares by following the instructions on the enclosed proxy card and granting a proxy (i.e., authorizing someone to vote your shares). If you provide voting instructions, either via the Internet, by telephone or by signing, dating and returning the enclosed proxy card, and the Company receives them in time for the Special Meeting, the persons named as proxies will vote your shares in the manner that you specified.

Special Meeting Information

The Special Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The Special Meeting will be held on March 17, 2023 at 10:00 a.m., Pacific Time (1:00 p.m., Eastern Time). To participate in the Special Meeting, visit www.virtualshareholdermeeting.com/ocsl2023sm and enter the 16-digit control number included on the enclosed proxy card or in the instructions that accompanied your proxy materials. Online check-in will begin at 9:50 a.m., Pacific Time (12:50 p.m., Eastern Time). Please allow time for online check-in procedures.

You are entitled to participate in the Special Meeting only if you are a stockholder of the Company as of the close of business on the record date for the Special Meeting, which is January 19, 2023 (the “Record Date”), or you hold a valid proxy for the Special Meeting.

Availability of Proxy and Special Meeting Materials

This proxy statement is also available at https://www.oaktreespecialtylending.com.

Purpose of Special Meeting

In addition to transacting such other business as may properly come before the Special Meeting and any adjournments or postponements, at the Special Meeting, the Company’s stockholders will be asked to approve a proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue shares of its common stock at a price below its then current net asset value (“NAV”) per share, provided that the number of shares issued does not exceed 25% of its then outstanding common stock (the “Proposal”).

Voting Information

General

THE BOARD, INCLUDING ALL OF THE INDEPENDENT DIRECTORS, RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.

Voting Securities

You may cast one vote for each share of the Company’s common stock that you owned as of the Record Date. Each share of the Company’s common stock has equal voting rights with all other shares of the Company’s common stock, which is the only class of voting securities outstanding of the Company. As of January 19, 2023, the Company had 183,658,887 shares of common stock outstanding.

Quorum Required

For the Company to conduct business at the Special Meeting, a quorum of the Company’s stockholders must be present at the Special Meeting. The presence at the Special Meeting, virtually or by proxy, of the holders of a majority of the shares of the Company’s common stock outstanding on the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Shares for which brokers have not received voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote on certain proposals (which are considered “broker non-votes” with respect to such proposals) will not be treated as shares present for quorum purposes.

The Chairman of the Company shall have the power to adjourn the Special Meeting, whether or not a quorum is present, from time to time for any reason and without notice other than announcement at the Special Meeting.

Submitting Voting Instructions for Shares Held Through a Broker, Bank, Trustee or Nominee

If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee, you must direct your intermediary regarding how you would like your shares voted by following the voting instructions you receive from your broker, bank, trustee or nominee. If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee and want to participate in the Special Meeting, you must follow the instructions you receive from your broker, bank, trustee or nominee. Please instruct your broker, bank, trustee or nominee regarding how you would like your shares voted so your vote can be counted.

Discretionary Voting

Brokers, banks, trustees and nominees have discretionary authority to vote on “routine” matters, but not on “non-routine” matters. The Proposal is a “non-routine” matter. If you hold your shares in street name (or “nominee name”) and do not provide your broker, bank, trustee or nominee who holds such shares of record with specific instructions regarding how to vote, your broker may not be permitted to vote your shares on the Proposal.

Please note that to be sure your vote is counted on the Proposal, you should instruct your broker, bank, trustee or nominee how to vote your shares. If you do not provide voting instructions, votes may not be cast on your behalf with respect to the Proposal.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of the Company’s common stock, you may authorize a proxy to vote on your behalf by following the instructions provided on the enclosed proxy card or in the instructions that accompanied your proxy materials. Authorizing your proxy will not limit your right to participate in the Special Meeting and vote your shares online. A properly completed and submitted proxy will be voted in accordance with your instructions unless you subsequently revoke your instructions. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations. Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Receipt of Multiple Proxy Cards

Some of the Company’s stockholders hold their shares in more than one account and may receive a separate Notice of Virtual Special Meeting for each of those accounts. To ensure that all of your shares are represented at the Special Meeting, we recommend that you vote by following the instructions in each Notice of Virtual Special Meeting you receive.

Revoking Your Proxy

If you are a stockholder of record of the Company, you can revoke your proxy at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the Special Meeting to Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary; (ii) submitting a later-dated proxy that we receive before the conclusion of voting at the Special Meeting; or (iii) participating in the Special Meeting and voting online. If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the Special Meeting does not revoke your proxy unless you also vote online at the Special Meeting.

Votes Required

The affirmative vote of each of the following is required to approve the Proposal: (1) a majority of the Company’s outstanding voting securities and (2) a majority of the Company’s outstanding voting securities that are not held by affiliated persons of the Company. For purposes of the Proposal, the Investment Company Act of 1940, as amended (the “1940 Act”), defines a majority of the outstanding voting securities as the vote of the lesser of: (1) 67% or more of the voting securities of the Company present at the Special Meeting, if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy and (2) more than 50% of the outstanding voting securities of the Company. The outstanding shares of common stock represent the Company’s outstanding voting securities. Abstentions, if any, will have the effect of a vote against the Proposal.

Information Regarding This Solicitation

The Company will bear the expenses of the solicitation of proxies. In addition to mail and e-mail, proxies may be solicited personally, via the Internet or by telephone or facsimile, by regular employees of Oaktree Fund Administration, LLC (“Oaktree Administrator”), the Company’s administrator, and its affiliates and/or a paid solicitor. No additional compensation will be paid to such regular employees for such services. The Company intends to use the services of Broadridge Investor Communication Services Inc. (“Broadridge”) to aid in the distribution and collection of proxies for an estimated fee of approximately $50,000 plus pass through charges. Broadridge could contact you by telephone on behalf of the Company and urge you to vote. Broadridge will not attempt to influence how you vote your shares, but will only ask that you take the time to cast a vote. The Company will reimburse brokers and other persons holding the Company’s common stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 19, 2023, the beneficial ownership information of each current director, including each nominee for director, of the Company, as well as the Company’s executive officers, each person known to it to beneficially own 5% or more of the outstanding shares of the Company’s common stock, and the executive officers and directors as a group. Percentage of beneficial ownership is based on 183,658,887 shares of the Company’s common stock outstanding as of January 19, 2023.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of the shares of the Company’s common stock is based upon filings by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table below has sole voting and investment power over the shares beneficially owned by such beneficial owner. The directors are divided into two groups — interested director and independent directors. The interested director is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act. The address of all executive officers and directors is c/o Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

Name	Number of Shares of Common Stock Owned Beneficially	Percentage of Common Stock Outstanding
Interested Director:
John B. Frank (1)	162,789	*
Independent Directors:
Phyllis R. Caldwell	19,000	*
Deborah Gero	59,736	*
Craig Jacobson	170,273	*
Bruce Zimmerman	57,390	*
Executive Officers:
Christopher McKown	12,278	*
Ashley Pak	2,600	—
Armen Panossian	38,370	*
Mathew Pendo	111,902	*
Matthew Stewart	27,506	*
All Executive Officers and Directors as a Group (2)	661,844	*
5% Holders
Leonard M. Tannenbaum and affiliates (3)	11,210,533	6.1%
Oaktree Capital Management, L.P. and affiliates(4)	16,225,044	8.8%

*	Represents less than 1%
(1)

Of the 162,789 shares of the Company’s common stock listed as beneficially owned by John B. Frank, (i) 44,663 shares of the Company’s common stock are held directly by Mr. Frank and (ii) 118,126 shares of the Company’s common stock are held by a member of Mr. Frank’s family and he may be deemed to have voting and/or investment power with respect to, but he has no pecuniary interest in, such shares.

(2)	Amount only includes Section 16(a) reporting persons of the Company.
(3)

The address for Leonard M. Tannenbaum is 525 Okeechobee Blvd, Suite 1770, West Palm Beach, FL 33401. As reported on the Schedule 13D/A filed by Mr. Tannenbaum on January 5, 2023, of the 11,210,533 shares of the Company’s common stock over which Mr. Tannenbaum has shared voting and dispositive power (i) 8,938,357 shares of the Company’s common stock are held by Mr. Tannenbaum directly; (ii) 1,224,216 shares of the Company’s common stock are held by the Leonard M. Tannenbaum Foundation, for which Mr. Tannenbaum serves as the President; and (iii) 1,047,958 shares of the Company’s common stock are held directly by the Leonard M. Tannenbaum 2012 Trust for the benefit of certain members of Mr. Tannenbaum’s family for which Mr. Bernard D. Berman, Mr. Jeffrey Boccuzzi and Mr. Gabriel A. Katz are co-trustees.
(4)

The address for Oaktree Capital Management, L.P. (“Oaktree”) is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. As reported on a Schedule 13D/A filed by Oaktree on January 9, 2023 of the shares of the Company’s common stock over which Oaktree and its affiliates have shared or sole voting and dispositive power, (i) 5,014,511 shares of the Company’s common stock are held by Oaktree Capital I, L.P. and (ii) Oaktree may be deemed to beneficially own 11,210,533 shares of the Company’s common stock pursuant to a voting agreement by and among Oaktree, Fifth Street Holdings L.P., Leonard M. Tannenbaum, the Leonard M. Tannenbaum Foundation, the Tannenbaum Family 2012 Trust and 777 West Putnam Avenue LLC.

THE PROPOSAL — AUTHORIZATION OF THE COMPANY TO SELL OR OTHERWISE ISSUE SHARES OF ITS COMMON STOCK AT A PRICE BELOW ITS THEN CURRENT NET ASSET VALUE PER SHARE SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROPOSAL

The Company is a closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act. As a BDC, the Company is generally prohibited from issuing shares of its common stock at a price below the then-current NAV per share unless the Company meets certain conditions, including obtaining stockholder approval. As a result, the Company is seeking the approval of its stockholders so that it may, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock at a price below its then current NAV per share, provided that the number of shares issued does not exceed 25% of its then outstanding common stock and subject to the conditions set forth in this Proposal. If this Proposal is approved by the Company’s stockholders, the authorization would be effective for common stock issued during a twelve-month period following such approval. The authorization would include offerings in connection with acquisitions of other companies or investment portfolios.

The Board, including all of the directors who have no financial interest in the Proposal and all of the directors who are not “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act, has approved the Proposal as in the best interests of the Company and its stockholders and recommends it to the stockholders for their approval. For these purposes, directors are not deemed to have a financial interest solely by reason of their ownership of the Company’s common stock. The Board believes that having the flexibility to sell or otherwise issue common stock below its then current NAV per share in certain instances is in the Company’s best interests and the best interests of its stockholders. This would, among other things, provide access to the capital markets to take advantage of attractive investment and acquisition opportunities during periods of market dislocation or volatility and to add financial flexibility to comply with regulatory requirements and debt facility covenants, including any applicable asset coverage ratios. In addition, the Board noted that certain ratings agencies view stockholder authorization to issue shares of common stock below its then current NAV per share favorably. Upon obtaining the requisite stockholder approval, the Company will comply with the conditions described in this proxy statement in connection with any issuance undertaken pursuant to such authorization. A discussion of the risks of dilution appears below.

Background and Reasons to Offer Common Stock Below NAV

Market Conditions Have Created, and May in the Future Create, Attractive Investment and Acquisition Opportunities

From time to time, global capital markets may experience periods of disruption and instability. For example, rising interest rates, high rates of inflation, concerns regarding a U.S. and global recession and supply chain disruptions are currently causing overall economic and financial market instability both globally and in the United States. The Company believes that favorable opportunities to invest at attractive risk-adjusted returns may be created during such periods of market dislocation and volatility, including opportunities to make acquisitions of other companies or investment portfolios at compelling value.

However, BDCs as an industry historically have traded below NAV and, in particular, shares of the Company’s common stock have traded below NAV. Although shares of the Company’s common stock traded at prices above NAV during portions of the 2022 fiscal year, there can be no assurance that they will trade at prices above NAV in the near term or that the premium at which shares of the Company’s common stock may trade in the future will be sufficiently large for the Company to issue shares in an offering above the then current NAV per share after taking into account the discounts, commissions or fees of any underwriter, dealer or agent in connection with such offering. If the current period of market dislocation and volatility continues or another period of market dislocation and volatility were to occur, the Company may not have access to sufficient debt and equity capital in order to take advantage of attractive investment and acquisition opportunities that are created during such period. In addition, the debt capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions in the future, particularly given the current interest rate environment. Given the potential for instability in the financial markets, including through increased market volatility, stockholder approval of the Proposal would provide the Company with maximum flexibility to take advantage of such attractive investment and acquisition opportunities, which typically must be acted upon expeditiously.

Status as a BDC and RIC and Maintaining a Favorable Debt to Equity Ratio

As a BDC and a regulated investment company (“RIC”) for tax purposes, the Company needs to raise equity capital to grow its investment portfolio. As a RIC, the Company generally must distribute substantially all of its earnings to stockholders as dividends in order to qualify for the tax benefits available to RICs, which prevents the Company from retaining meaningful amounts of earnings to support operations, including making new investments. Further, as a BDC, the Company may issue “senior securities,” including borrowing money from banks or other financial institutions, only in amounts such that the Company’s asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance. Certain of the Company’s debt facilities also require that it maintain such an asset coverage ratio. These limitations may prevent the Company from incurring debt to grow its investment portfolio.

In addition, failure to maintain the asset coverage required by the 1940 Act or by any debt facility could have severe negative consequences for the Company, including the inability to pay dividends and breach of debt covenants. Although the Company is in compliance with, and does not currently expect that it will breach, the allowable asset coverage ratios, the markets it operates in and the general economy have experienced volatility in the past and may become volatile again in the future. Even if the underlying performance of one or more portfolio companies may not indicate an impairment or inability to repay all principal and interest in full, volatility in the capital markets may negatively impact the valuations of investments and create unrealized capital depreciation on certain investments. Any such write-downs in value (as well as unrealized capital depreciation based on the underlying performance of the Company’s portfolio companies, if any) will negatively impact the Company’s total assets and the resulting asset coverage ratio. Issuing additional equity would allow the Company to realign its asset coverage ratio and avoid these negative consequences. In addition to meeting legal requirements applicable to BDCs, having a more favorable asset coverage and debt to equity ratio would also generally strengthen the Company’s balance sheet, potentially improve access to the debt markets and provide greater flexibility for the Company to fully execute its business strategy.

Board Approval

The Board, including all of the directors who have no financial interest in the Proposal and all of the directors who are not “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act, has approved the Proposal as in the best interests of the Company and its stockholders and recommends it to the stockholders for their approval. For these purposes, directors are not deemed to have a financial interest solely by reason of their ownership of the Company’s common stock.

The Board believes that having the flexibility to issue common stock below NAV per share in certain instances is in the best interests of the Company and its stockholders. During volatile periods, such as the current market environment, this would, among other things, provide access to capital markets to pursue attractive investment and acquisition opportunities and add financial flexibility to comply with regulatory requirements and debt facility covenants, including the applicable asset coverage ratios. It could also minimize the likelihood that the Company would be required to sell assets that the Company would not otherwise sell, which sales could occur at times and at prices that are disadvantageous to the Company and its stockholders.

While the Company has no immediate plans to issue any shares of its common stock below NAV, it is seeking stockholder approval now in order to provide flexibility if it desires in the future to issue shares of its common stock below NAV per share, which typically must be undertaken quickly. The final terms of any such sale will be determined by the Board at the time of issuance, and the shares of common stock will not include preemptive rights. Also, because the Company has no immediate plans to issue any shares of its common stock below NAV per share, it is not possible to describe the transaction or transactions in which such shares of common stock would be issued. Instead, any transaction in which the Company issues such shares of common stock, including the nature and amount of consideration that would be received by the Company at the time of issuance and the use of any such consideration, will be reviewed and approved by the Board at the time of issuance. If the Proposal is approved, no further authorization from the stockholders will be solicited prior to any such issuance in accordance with the terms of the Proposal. If approved, the authorization would be effective for common stock issued during a twelve-month period following stockholder approval of the Proposal.

Trading History

The following table sets forth, for each fiscal quarter during the last three fiscal years and current fiscal year, the Company’s NAV per share (where it has been determined), the range of high and low sales prices of the Company’s common stock as reported on The Nasdaq Global Select Market (“Nasdaq”) and the premium (discount) of such sales price to the Company’s NAV per share. On February 3, 2023, the last reported sales price of the Company’s common stock on Nasdaq was $20.34 per share, which represented a discount of approximately 0.2% to the NAV per share reported by the Company as of September 30, 2022. Figures for periods prior to January 23, 2023 have been adjusted to give effect to the 1 for 3 reverse stock split completed on January 20, 2023 and effective at the commencement of trading on January 23, 2023.

		Sales Price		Premium (Discount) of High Sales Price to NAV (2)	Premium (Discount) of Low Sales Price to NAV (2)
	NAV (1)	High	Low
Year ended September 30, 2020
First quarter	$19.82	$16.56	$15.00	(16.4)%	(24.3)%
Second quarter	$16.01	$16.95	$6.99	5.9%	(56.3)%
Third quarter	$18.28	$14.70	$9.00	(19.6)%	(50.8)%
Fourth quarter	$19.47	$15.69	$12.87	(19.4)%	(33.9)%
Year ended September 30, 2021
First quarter	$20.54	$16.98	$13.56	(17.3)%	(34.0)%
Second quarter	$21.27	$19.08	$16.41	(10.3)%	(22.8)%
Third quarter	$21.66	$20.76	$18.57	(4.2)%	(14.3)%
Fourth quarter	$21.84	$22.20	$19.74	1.6%	(9.6)%
Year ended September 30, 2022
First quarter	$22.03	$22.86	$21.09	3.8%	(4.3)%
Second quarter	$21.78	$23.43	$21.39	7.6%	(1.8)%
Third quarter	$20.67	$22.83	$18.60	10.4%	(10.0)%
Fourth quarter	$20.38	$21.75	$17.61	6.7%	(13.6)%
Year ending September 30, 2023
First quarter	*	$21.69	$17.59	*	*
Second quarter (through February 3, 2023)	*	$21.48	$19.80	*	*

*	Not determinable at the time of filing.
(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low sales price less NAV per share, divided by NAV per share.

Examples of Dilutive Effect of the Issuance of Shares Below NAV

Sales by us of our common stock at a discount from NAV per share pose potential risks for the Company’s existing stockholders whether or not they participate in an offering, as well as for new investors who participate in the offering. Any sale of common stock at a price below NAV per share would result in an immediate dilution to existing stockholders who do not participate in such sale on at least a pro-rata basis.

The following three headings and accompanying tables explain and provide hypothetical examples on the impact of a public offering of the Company’s common stock at a price less than NAV on three different types of investors:

•	existing stockholders who do not purchase any shares in the offering;

•	existing stockholders who purchase a relatively small amount of shares in the offering or a relatively large amount of shares in the offering; and

•	new investors who become stockholders by purchasing shares in the offering.

A placement of common stock at a price less than NAV per share to a third party in a private placement would have an impact substantially similar to the impact on existing stockholders who do not purchase any shares in the public offering described below.

Impact on Existing Stockholders Who Do Not Participate in the Offering

The Company’s existing stockholders who do not participate in an offering below NAV per share or who do not buy additional shares in the secondary market at the same or lower price as the Company obtains in the offering (after expenses and commissions) face the greatest potential risks. These stockholders will experience an immediate dilution in the NAV of the shares of common stock they hold. These stockholders will also experience a disproportionately greater decrease in their participation in the Company’s earnings and assets and their voting power than the increase the Company will experience in its assets, potential earning power and voting interests due to such offering. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in NAV per share. This decrease could be more pronounced as the size of the offering and level of discount increases. Further, if current stockholders do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below NAV per share, their voting power will be diluted.

The examples assume that the Company has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV of the Company and NAV per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commissions (a 5% discount from NAV); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from NAV); (3) an offering of 250,000 shares (25% of the outstanding shares) at $7.50 per share after offering expenses and commissions (a 25% discount from NAV); and (4) an offering of 250,000 shares (25% of the outstanding shares) at $0.00 per share after offering expenses and commissions (a 100% discount from NAV). The prospectus pursuant to which any discounted offering is made will include a chart for these examples based on the actual number of shares in such offering and the actual discount from the most recently determined NAV per share. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only.

	Prior to Sale Below NAV	Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount		Example 4 25% Offering at 100% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$10.00	—	$9.47	—	$7.89	—	$0.00	—
Net proceeds per share to issuer	—	$9.50	—	$9.00	—	$7.50	—	$0.00	—
Decrease to NAV
Total shares outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%	1,250,000	25.00%
NAV per share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.50	(5.00)%	$8.00	(20.00)%

	Prior to Sale Below NAV	Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount		Example 4 25% Offering at 100% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Dilution to Stockholder
Shares held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—	10,000	—
Percentage held by Stockholder A	1.00%	0.95%	(5.00)%	0.91%	(9.00)%	0.80%	(20.00)%	0.80%	(20.00)%
Total Asset Values
Total net asset value held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$95,000	(5.00)%	$80,000	(20.00)%
Total investment by Stockholder A (assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—	$100,000	—
Total dilution to Stockholder A (total NAV less total investment)	—	$(200)	—	$(900)	—	$(5,000)	—	$(20,000)	—
Per Share Amounts
NAV held by Stockholder A	—	$9.98	—	$9.91	—	$9.50	—	$8.00	—
Investment per share held by Stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$10.00	—	$10.00	—	$10.00	—	$10.00	—
Dilution per share held by Stockholder A (NAV less investment per share)	—	$(0.02)	—	$(0.09)	—	$(0.50)	—	$(2.00)	—
Percentage dilution to Stockholder A (dilution per share divided by investment per share)	—	—	(0.20)%	—	(0.90)%	—	(5.00)%	—	(20.00)%

Impact on Existing Stockholders Who Do Participate in the Offering

The Company’s existing stockholders who participate in an offering below NAV or who buy additional shares in the secondary market at the same or lower price as the Company obtains in the offering (after expenses and commissions) will experience the same types of NAV dilution as the nonparticipating stockholders, although at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in shares of the Company’s common stock immediately prior to the offering. The level of NAV dilution will decrease as the number of shares such stockholders purchase increases. Existing stockholders who buy more than such percentage will experience NAV dilution but will, in contrast to existing stockholders who purchase less than their proportionate share of the offering, experience accretion in NAV over their investment per share and will also experience a disproportionately greater increase in their participation in the Company’s earnings and assets and their voting power than the Company’s increase in assets, potential earning power and voting interests due to such offering. The level of accretion will increase as the excess number of shares such stockholder purchases increases. Even a stockholder who over-participates will, however, be subject to the risk that the Company may make additional discounted offerings in which such stockholder does not participate, in which case such a stockholder will experience NAV dilution as described above in such subsequent offerings.

These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in NAV. This decrease could be more pronounced as the size of the offering and level of discounts increases.

The following table illustrates the dilutive and accretive effect in the hypothetical 25% discount offering from the prior chart for Stockholder A that acquires shares equal to (1) 50% of their proportionate share of the offering (i.e., 1,250 shares, which is 0.50% of the offering of 250,000 shares rather than their 1.00% proportionate share) and (2) 150% of their proportionate share of the offering (i.e., 3,750 shares, which is 1.50% of the offering of 250,000 shares rather than their 1.00% proportionate share). The prospectus pursuant to which any discounted offering is made will include a chart for these examples based on the actual number of shares in such offering and the actual discount from the most recently determined NAV. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only.

	Prior to Sale Below NAV	50% Participation		150% Participation
		Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$7.89	—	$7.89	—
Net proceeds per share to issuer	—	$7.50	—	$7.50	—
Increases in Shares and Decrease to NAV
Total shares outstanding	1,000,000	1,250,000	25.00%	1,250,000	25.00%
NAV per share	$10.00	$9.50	(5.00)%	$9.50	(5.00)%
(Dilution)/Accretion to Participating Stockholder A
Shares held by Stockholder A	10,000	11,250	12.50%	13,750	37.50%
Percentage held by Stockholder A	1.00%	0.90%	(10.00)%	1.10%	10.00%
Total Asset Values
Total NAV held by Stockholder A	$100,000	$106,875	6.88%	$130,625	30.63%
Total investment by Stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$100,000	$109,863	9.86%	$129,588	29.59%
Total (dilution)/accretion to Stockholder A (total NAV less total investment)	—	$(2,988)	—	$1,037	—
Per Share Amounts
NAV held by Stockholder A	—	$9.50	—	$9.50	—
Investment per share held by Stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$9.77	(2.30)%	$9.42	(5.80)%
(Dilution)/accretion per share held by Stockholder A (NAV less investment per share)	—	$(0.27)	—	$0.08	—
Percentage (dilution)/accretion to Stockholder A (dilution/accretion per share divided by investment per share)	—	—	(2.76)%	—	0.85%

Impact on New Investors

Investors who are not currently stockholders and who participate in an offering of shares of the Company’s common stock below NAV, but whose investment per share is greater than the resulting NAV per share due to selling compensation and expenses paid by the Company, will experience an immediate decrease, although small, in the NAV of their shares and their NAV per share compared to the price they pay for their shares. Investors who are not currently stockholders and who participate in an offering of shares of the Company’s common stock below NAV and whose investment per share is also less than the resulting NAV per share due to selling compensation and expenses paid by the Company being significantly less than the discount per share, will experience an immediate increase in the NAV of their shares and their NAV per share compared to the price they pay for their shares. These investors will experience a disproportionately greater participation in the Company’s earnings and assets and their voting power than the Company’s increase in assets, potential earning power and voting interests due to such offering. These investors will, however, be subject to the risk that the Company may make additional discounted offerings in which such new stockholder does not participate, in which case such new stockholder will experience dilution as described above in such subsequent offerings. These investors may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential decreases in NAV. This decrease could be more pronounced as the size of the offering and level of discounts increases.

The following table illustrates the dilutive and accretive effects on Stockholder A who purchases the same percentage (1.00%) of the shares in three hypothetical offerings of common stock of different sizes and levels of discount from NAV: (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commissions (a 5% discount from NAV); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from NAV); (3) an offering of 250,000 shares (25% of the outstanding shares) at $7.50 per share after offering expenses and commissions (a 25% discount from NAV); and (4) an offering of 250,000 shares (25% of the outstanding shares) at $0.00 per share after offering expenses and commissions (a 100% discount from NAV). The prospectus pursuant to which any discounted offering is made will include a chart for these examples based on the actual number of shares in such offering and the actual discount from the most recently determined NAV. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only.

	Example 1 5% Offering at 5% Discount			Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount		Example 4 25% Offering at 100% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$10.00	—	$9.47	—	$7.89	—	$0.00	—
Net offering proceeds per share to issuer	—	$9.50	—	$9.00	—	$7.50	—	$0.00	—
Decrease to NAV
Total shares outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%	1,250,000	25.00%
NAV per share	10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.50	(5.00)%	$8.00	(20.00)%
Dilution to Stockholder A
Shares held by Stockholder A	—	500	—	1,000	—	2,500	—	2,500	—
Percentage held by Stockholder A	—	0.05%	—	0.09%	—	0.20%	—	0.20%	—
Total Asset Values
Total NAV held by Stockholder A	—	$4,990	—	$9,910	—	$23,750	—	$20,000	—
Total investment by Stockholder A	—	$5,000	—	$9,470	—	$19,725	—	$0.00	—
Total (dilution)/accretion to Stockholder A (total NAV less total investment)	—	$(10)	—	$440	—	$4,025	—	$20,000	—

	Example 1 5% Offering at 5% Discount			Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount		Example 4 25% Offering at 100% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Per Share Amounts
NAV held by Stockholder A	—	$9.98	—	$9.91	—	$9.50	—	$8.00	—
Investment per share held by Stockholder A	—	$10.00	—	$9.47	—	$7.89	—	$0.00	—
(Dilution)/accretion per share held by Stockholder A (NAV less investment per share)	—	$(0.02)	—	$0.44	—	$1.61	—	$8.00	—
Percentage (dilution)/accretion to Stockholder A ((dilution)/accretion per share divided by investment per share)	—	—	(0.20)%	—	4.65%	—	20.41%	—

Conditions to Sales Below NAV

If the Company’s stockholders approve the Proposal, the Company will only issue shares of its common stock at a price below NAV per share pursuant to such approval if the following conditions are met:

•	a “required majority” of the Company’s directors have determined that any such sale would be in the best interests of the Company and its stockholders; and

•

a “required majority” of the Company’s directors, in consultation with the underwriter or underwriters of the offering (if it is to be underwritten), have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such common stock or immediately prior to the issuance of such common stock, that the price at which such shares of common stock are to be sold is not less than a price which closely approximates the market value of those shares of common stock, less any distributing commission or discount.

Under the 1940 Act, a “required majority” of directors means both a majority of the Company’s directors who have no financial interest in the transaction and a majority of the Company’s directors who are not “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act. For these purposes, directors will not be deemed to have a financial interest solely by reason of their ownership of the Company’s common stock.

Key Stockholder Considerations

Before voting on the Proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of shares of the Company’s common stock at a price that is less than NAV per share and the expenses associated with such issuance. Any sale of common stock at a price below NAV per share would result in an immediate dilution to existing common stockholders who do not participate in such sale on at least a pro rata basis. This dilution would include reduction in NAV per share as a result of the issuance of shares at a price below NAV per share and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance.

The 1940 Act establishes a connection between market price and NAV per share because, when common stock is sold or otherwise issued at a sale price below NAV per share, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. The Board will consider the potential dilutive effect of the issuance of shares of common stock at a price below NAV per share when considering whether to authorize any such issuance pursuant to the stockholder approval being sought here.

Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance pursuant to the Proposal, and thus any future issuance of common stock at a price below NAV per share will dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent such stockholders do not purchase sufficient shares of common stock in the offering or otherwise to maintain their percentage interest. Further, if current stockholders of the Company do not purchase any shares of common stock to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV per share, their voting power will be diluted.

As discussed above, it should be noted that the maximum number of shares of common stock issuable below NAV per share that could result in such dilution is limited to 25% of the Company’s then outstanding common stock.

The Board, including all of the independent directors, recommends a vote “FOR” the Proposal.

FINANCIAL STATEMENTS AVAILABLE

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 to any stockholder upon request. Requests should be directed to Oaktree Specialty Lending Corporation, 1301 Avenue of the Americas, 34th Floor, New York, NY 10019, by telephone at (212) 284-1900 or by e-mail at ocsl-ir@oaktreecapital.com.

OTHER MATTERS

Stockholder Proposals

Any stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in the Company’s proxy statement and form of proxy for the 2024 annual meeting of stockholders must be received by the Company on or before August 23, 2023. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Stockholder proposals or director nominations to be presented at an annual meeting of stockholders, other than stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, must be delivered to, or mailed and received at, the principal executive offices of the Company not more than 150 days and not less than 120 days prior to the date of the anniversary of the previous year’s annual meeting of stockholders. For the 2024 annual meeting of the Company’s stockholders, the Company must receive such proposals and nominations no earlier than August 23, 2023 and no later than September 22, 2023. If the annual meeting of stockholders is scheduled to be held on a date more than 30 days prior to or after such anniversary date, stockholder proposals or director nominations must be received no later than the 10th day following the day on which such notice of the date of the 2024 annual meeting of stockholders was mailed or such public disclosure of the date of the annual meeting was made. Proposals and nominations must also comply with the other requirements contained in the Company’s bylaws, including supporting documentation and other information and representations.

Other Business

The Board does not presently intend to bring any other business before the Special Meeting. As to any other business that may properly come before the Special Meeting, however, proxies will be voted in respect thereof in accordance with the discretion of the proxyholders.

Whether or not you expect to participate in the Special Meeting, please follow the instructions provided on the enclosed proxy card or in the instructions that accompanied your proxy materials to vote via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card so that you may be represented at the Special Meeting. The Special Meeting will be a completely virtual meeting of stockholders and will be conducted exclusively by webcast. To participate in the Special Meeting, visit www.virtualshareholdermeeting.com/ocsl2023sm and enter the 16-digit control number included on the enclosed proxy card or in the instructions that accompanied your proxy materials. Online check-in will begin at 9:50 a.m., Pacific Time (12:50 p.m., Eastern Time). Please allow time for online check-in procedures. For questions regarding the Special Meeting and voting, please contact the Company by calling collect at (213) 830-6300, by e-mail at ocsl-ir@oaktreecapital.com, or by writing to Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary.

Delivery of Proxy Materials

Please note that only one copy of this proxy statement or Notice of Virtual Special Meeting may be delivered to two or more stockholders of record of the Company who share an address unless we have received contrary instructions from one or more of such stockholders. We will deliver promptly, upon request, a separate copy of any of these documents to stockholders of record at a shared address to which a single copy of such document(s) was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling us collect at (213) 830-6300 or by writing to Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary.

Additional Information

The principal address of Oaktree Fund Advisors, LLC, the Company’s investment adviser, and Oaktree Administrator is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

Available Information

The Company files periodic reports, current reports, proxy statements and other information with the SEC. This information is available on the SEC’s website at www.sec.gov. This information, including the Company’s most recent Annual Report on Form 10-K, is also available free of charge by calling us collect at (213) 830-6300, by e-mail at ocsl-ir@oaktreecapital.com, or by writing to Oaktree Specialty Lending Corporation, 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: Secretary, or on our website at https://www.oaktreespecialtylending.com. The information on our website is not incorporated by reference into this proxy statement.

OAKTREE SPECIALTY LENDING CORPORATION 333 SOUTH GRAND AVENUE, 28TH FLOOR LOS ANGELES, CA 90071                SCAN TO    VIEW MATERIALS & VOTE w VOTE BY INTERNET    Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/ocsl2023sm You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.                TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D95106-S56958 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY OAKTREE SPECIALTY LENDING CORPORATION                The Board of Directors recommends you vote FOR the following proposal. For Against Abstain 1. To authorize the Company, with the approval of the Board of Directors, to sell or otherwise issue shares of its common stock at a price below its then ! ! ! current net asset value per share, provided that the number of shares issued does not exceed 25% of its then outstanding common stock. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.                Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on March 17, 2023.    The accompanying proxy statement is also available at www.proxyvote.com.                D95107-S56958 Oaktree Specialty Lending Corporation SPECIAL MEETING OF STOCKHOLDERS March 17, 2023 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) This proxy is solicited by the Board of Directors The undersigned hereby appoints Armen Panossian, Mathew Pendo and Mary Gallegly, and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of Oaktree Specialty Lending Corporation (the “Company”) which the undersigned is entitled to vote at the 2023 Special Meeting of Stockholders of the Company, to be held virtually on March 17, 2023, at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time), at the following website: www.virtualshareholdermeeting.com/ocsl2023sm, and any adjournments or postponements thereof, as indicated on this proxy. The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders of the Company. THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. WHERE NO CHOICE IS SPECIFIED, VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR PROPOSAL 1, AS DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.    Continued and to be signed on reverse side